Exhibit 99.1

News release

HP Reaches Resolution with California Attorney General of Claims Arising from Board Leak Investigation

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PALO ALTO, Calif., Dec. 7, 2006 — HP today announced that it has entered into an agreement with the California Attorney General to resolve civil claims arising from the previously disclosed investigation into leaks from its board of directors.

The agreement, filed today in Santa Clara County Superior Court, calls for HP to pay $14.5 million and to implement a series of measures designed to ensure that its internal investigations are conducted in accordance with California law and with the company’s high ethical standards.

“We are pleased to settle this matter with the Attorney General and are committed to ensuring that HP regains its standing as a global leader in corporate ethics and responsibility,” said Mark Hurd, HP chairman and chief executive officer.

There was no finding of liability against HP as part of the settlement, which includes an injunction and agreement that the California Attorney General will not pursue civil claims against HP or against its current and former directors, officers and employees.

Under the agreement, $13.5 million of HP’s payment will be used to create a Privacy and Piracy Fund to assist California state prosecutors in investigating and prosecuting consumer privacy and information piracy violations. In addition, $650,000 will be used to pay statutory damages and $350,000 will reimburse the Attorney General’s office for the costs of its investigation.

The agreement sets out a number of internal processes and controls which HP determined in consultation with the Attorney General and will maintain for five years. Among these are:

•                                          The designation of an independent director to review and report on HP’s compliance with legal and ethical requirements related to the conduct of investigations to the board;

•                                          The appointment of a chief ethics and compliance officer, whom HP named in October, and whose job will include oversight of compliance with legal requirements and ethical standards in HP’s investigative practices;

•                                          The retention of an expert in the field of investigative practices, already secured in September, designated as a “Qualified Authority,” to conduct a comprehensive review of HP’s investigative practices and to assist the chief ethics and compliance officer in making improvements where appropriate;

•                                          The expansion of the role of HP’s chief privacy officer to include review of HP’s investigation practices to ensure that they address matters related to privacy and ethics;

•                                          The expansion of HP’s employee and vendor codes to ensure that they include legal and ethical standards applicable to the conduct of investigations;

•                                          The creation of a Compliance Council within HP that will be responsible for developing, initiating, maintaining and revising policies and procedures for the general operation of HP’s ethics and compliance programs consistent with applicable laws and regulations; and

•                                          The redesign of HP’s annual training requirement to ensure that business ethics plays a more prominent role, and the provision of additional training to employees engaged in the conduct of investigations for HP.

The board has designated its newest member, G. Kennedy Thompson, who serves as chief executive officer of Wachovia Corp., as its independent director with responsibility reviewing and reporting on HP’s compliance with legal and ethical requirements related to the conduct of investigations to the board.

“HP has traditionally been a leader in the area of business ethics and I look forward to working with the management team to help ensure that the company operates with the highest standards of integrity,” Thompson said.

Oversight of the ethics and compliance program will be run by Jon Hoak, whom the company appointed in October to the newly created position of chief ethics and compliance officer. Hoak had previously served for over 12 years as senior vice president and general counsel for NCR, where he oversaw the ethics organization.

As “Qualified Authority,” HP is utilizing the services of Bart M. Schwartz to review its investigative processes. Schwartz was retained by HP in September and previously served under U.S. Attorney Rudolph Giuliani as chief of the Criminal Division in the Southern District of New York.

The company’s chief privacy officer, Scott Taylor, named to his post in June, will expand his role to include review of HP’s investigative processes to ensure that they appropriately address matters related to privacy and ethics.  He will also continue to work on assuring the privacy of information obtained by HP in the normal course of business.

The Compliance Council will be headed by the chief compliance officer and will include the chief privacy officer along with other representatives from the company’s legal and ethics functions.

HP is engaged in reviewing its employee and vendor codes to ensure that they comply with the undertakings provided to the Attorney General.

About HP

HP is a technology solutions provider to consumers, businesses and institutions globally. The company’s offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended Oct. 31, 2006, HP revenue totaled $91.7 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at www.hp.com.

Forward-looking statements

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements regarding the future implementation of internal processes and controls; statements regarding future compliance with legal requirements and ethical standards; statements regarding the outcome of pending inquiries or investigations; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include risks associated with the performance of the parties’ obligations under the settlement agreement; risks pertaining to the future implementation of internal processes and controls; assumptions relating to the anticipated outcome of pending inquiries and investigations; and other risks that are described from time to time in HP’s Securities and Exchange Commission reports, including but not limited to the risks described in HP’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2006, and other reports filed after HP’s Annual Report on Form 10-K for the fiscal year ended Oct. 31, 2005. HP assumes no obligation and does not intend to update these forward-looking statements.

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© 2006 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.

12/2006